EXHIBIT 10.03
Glu Mobile Executive Bonus Plan
(for approval by the Compensation Committee of the
Board of Directors on April 9, 2008)

Eligibility:	1. All V.P.’s and above (not including the CEO, who shall be subject to a special CEO bonus plan).

2. Certain Directors and Senior Directors as designated by the CEO and CFO.

Bonus Level:	Target bonus levels are specified as a fixed percentage of the executive’s annual base salary at the time the bonus is awarded. The exact percentage is specified in the executive’s employment offer letter, or as subsequently modified by the CEO and CFO.

Frequency:	Awarded on a quarterly basis, for any quarter in which the company achieves at least 90% of its quarterly corporate and/or regional objectives as set forth below. Pro-rated for each quarter (e.g., an executive with a target bonus of 20% would be eligible for a bonus of up to 5% of his/her annual base salary following a quarter assuming the company achieved its corporate and/or regional objectives for such quarter).

Components of Bonus for Corporate Executives:	The total bonus for an executive designated by the CEO and CFO as a “corporate executive” is composed of three parts:
1.	37.5% of the bonus is awarded based on the company achieving at least 90% of its quarterly Corporate Operational Revenue Plan;

2.	37.5% of the bonus is awarded based on the company achieving at least 90% of its quarterly Corporate Non-GAAP Earnings Plan; and

3.	25.0% of the bonus is awarded based on the executive achieving his/her individual objectives.

Components of Bonus for Regional Executives:	The total bonus for an executive designated by the CEO and CFO as a “regional executive” is composed of three parts:
1.	50.0% of the bonus is awarded based on the company achieving at least 90% of its quarterly Regional Operational Revenue Plan for that particular executive’s region (North America, Latin America, APAC or EMEA);

2.	25.0% of the bonus is awarded based on the company achieving at least 90% of its quarterly Corporate Non-GAAP Earnings Plan; and

3.	25.0% of the bonus is awarded based on the executive achieving his/her individual objectives (which, for a regional executive, shall include among other factors the company achieving at least 90% of its quarterly Regional Operational Revenue Plan for such executive’s region).

Attainment of Objectives:	Each of the components will be evaluated independently. There are “cliffs” associated with the attainment of the company’s quarterly corporate and regional objectives. For components #1 and #2, the executive receives:
•	40% of that component if the company achieves at least 90% of its plan;

•	70% of that component if the company achieves at least 95% of its plan; and

•	100%+ of that component if the company achieves at least 100% of its plan.

Attainment of Individual Quarterly Objectives:	Independently of the company’s quarterly corporate and regional objectives, the executive may receive up to 100% of component #3 based on the executive’s achievement of his/her quarterly individual objectives. The executive’s manager is responsible for determining the percentage of this component (0% to 100%+) to be awarded, and such determination is subject to the approval of the CEO. Notwithstanding the above, for regional executives, no quarterly individual objectives will be considered unless the company has achieved at least 90% of its quarterly Regional Operational Revenue Plan for such executive’s region.

Example:	Executive A has an annual salary of $150,000 with a target bonus of 20% ($30,000). His quarterly target bonus is thus $7,500. Executive A is a regional executive for the EMEA region.

In Q2 2008, the company achieves 101% of its Corporate Operational Revenue Plan, 93% of its Corporate Non-GAAP Earnings Plan and 95% of its Regional Operational Revenue Plan for the EMEA region. The executive’s manager also concludes, and the CEO approves, that Executive A has achieved 80% of his individual objectives. Executive A would thus receive the following amount for his quarterly bonus for Q2 2008:

[Regional Operation Revenue Component] + [Corporate Non-GAAP Earnings Component] + [KPI’s], which translates into:

(70% x 50.0% x $7,500) + (40% x 25.0% x $7,500) + (80% x 25% x $7,500) = $4,875.00